Exhibit 10.1

Summary of 2010 Management Incentive Plan

The 2010 management incentive plan (the “Plan”) of Heelys, Inc. (the “Company”) is not formalized in any definitive plan document.  Set forth below is a summary of the material provisions of the Plan, as adopted by the Board of Directors of the Company (the “Board”).  These provisions serve as the criteria for payments of cash bonuses to the Company’s executive officers for service in fiscal 2010.

The Plan assigns a specific target bonus to each participant.  The target bonus for the Company’s Chief Executive Officer is 50% of his base salary, and the target bonus for the Company’s Chief Financial Officer is 30% of his base salary.

Under the Plan, bonus payout amounts generally will be a percentage of each participant’s respective target bonus, and will vary depending on the Company’s financial performance during fiscal 2010.  The Plan divides the Company’s financial performance into three levels:  At the “threshold” level, the participant will be eligible for 50% of his target bonus; at the “target” level, the participant would be eligible for 100% of his target bonus; and at the “maximum” level, the participant would be eligible for 200% of his target bonus.  Bonus payout opportunities at each level (i.e., threshold, target, and maximum) are based 25% on the Company’s net revenue and 75% on its profit before tax.  The Board may, in its discretion, adjust the payout opportunities at each level to exclude one-time, non-operating items that may occur during fiscal 2010.

All bonus payout amounts are subject to prior approval by the Board.  The Board retains discretion to vary the bonus payout amounts up to 20% (higher or lower), based on its subjective assessment of the participant’s performance and contribution to achieving the Company’s financial performance level.  Each bonus payout amount will be made in a single, lump sum payment during the period commencing January 1, 2011 and ending March 15, 2011 and is conditioned on the recipient being employed by the Company on the bonus payment date.

The amounts payable under the Plan are not determinable at present.  However, if, during fiscal 2010, the Company’s financial performance reaches the threshold level, the maximum bonuses available to our Chief Executive Officer (Thomas C. Hansen) and Chief Financial Officer (Craig D. Storey), will be $107,500 and $30,000, respectively.  If the Company’s financial performance reaches the target level, the maximum bonuses available to Messrs. Hansen and Storey will be $215,000 and $60,000, respectively.  If the Company reaches the maximum level, the maximum bonuses available to Messrs. Hansen and Storey will be $430,000 and $120,000, respectively.  All of the foregoing amounts are before the discretionary subjective assessment that the Board may make — which can vary the bonus payment amounts — up to 20% higher or lower.